Exhibit 5.1

Stevens & Lee
620 Freedom Business Center
Suite 200
King of Prussia, PA 19406

January 13, 2025

FTAC Emerald Acquisition Corp.
2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as counsel to FTAC Emerald Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-282520), including the proxy statement and prospectus contained therein (as amended or supplemented, the “Registration Statement”), filed pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to that certain Agreement and Plan of Merger dated July 24, 2024 (the “Merger Agreement”), by and among the Company, EMLD Merger Sub Inc. and Fold, Inc. (“Fold”), relating to the Company’s proposed acquisition of Fold (the “Business Combination”).

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, agreements of the Company, forms of agreements and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that (i) the Common Stock will be issued in the manner described in the Registration Statement and in accordance with the terms of the Merger Agreement and (ii) upon delivery of the Common Stock, the certificates representing shares of such Common Stock will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the shares of Common Stock in uncertificated form will have been duly made in the register of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock to be issued by the Company upon consummation of the Business Combination are validly authorized and, when the Registration Statement shall have become effective and such shares of Common Stock have been issued and delivered in accordance with the terms and conditions of the Merger Agreement, such shares of Common Stock will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the federal laws of the United States of America and the Delaware General Corporation law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Stevens & Lee in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stevens & Lee, P.C.
Stevens & Lee, P.C.